AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This Amendment (this “Amendment”) is entered into as of June 3, 2015, by and between Cachet Financial Solutions, Inc., a Delaware corporation (the “Company”), and Tiburon Opportunity Fund, LP as defined in that certain Warrant to Purchase Common Stock dated as of February 3, 2015 issued by the Company to the Holder (the “Warrant”)). Capitalized terms used but not defined herein have the meanings ascribed to them in the Warrant.

WHEREAS, new warrants to buy Common Stock of the Company (the “New Warrants”) will be issued in connection with the issuance by the Company of the Series C Preferred Stock (as defined in the Company’s Series C Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations (the “COD”)); and

WHEREAS, the Company and the Holder wish to amend the Warrant as set forth below to provide (a) that the exercise price under the Warrant as of the date hereof equals the initial exercise price under the New Warrants, and (b) the same anti-dilution protections as are contained in the New Warrants.

NOW, THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Amendment to Exercise Price. The “Exercise Price” in the Warrant is hereby amended by replacing the phrase “shall mean $1.15 per share” with “shall mean $0.4816 per share”.

2. Addition of Anti-Dilution Protections. The following Section 2(c) is hereby added to the Warrant:

“(c) Anti-Dilution Adjustments to Exercise Price. If the Company, at any time after the initial closing of the purchase and sale of Series C Preferred Stock (as defined in the Company’s Series C Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations (the “COD”)) and prior to the exercise of this Warrant in full, shall issue any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock (other than any Exempt Issuance, as defined in the COD) at an effective price per share less than the then current Exercise Price (any such issuance being referred to as a “Dilutive Issuance”), then the Exercise Price shall be adjusted to match the lowest price per share at which such Common Stock was issued or may be acquired pursuant to such Common Stock Equivalents in the Dilutive Issuance.”

3. Conflict. In the event of any conflict between the provisions of this Amendment and the Warrant, the provisions of this Amendment shall govern.

4. No Other Changes. Except as specifically amended by this Amendment, all other provisions of the Warrant shall remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Warrant by either party hereto.

5. Applicable Law. This Amendment and the rights and obligations of the parties hereunder shall be construed and governed by the laws of the State of Minnesota.

6. Counterparts and Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement and both of which shall constitute one and the same agreement. The counterparts of this Amendment may be executed and delivered by facsimile or other electronic signature (including portable document format) by either of the parties and the receiving party may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first indicated above.

CACHET FINANCIAL SOLUTIONS, INC.

By:	/s/ DARIN P. MCAREAVEY
DARIN P. mcareavey
Executive Vice President & Chief Financial Officer

HOLDER

Tiburon Opportunity Fund, LP

By:	/s/ Peter Bortel
Name:	Peter Bortel
Title:

[Signature page to Amendment to Warrant]